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                                                                     EXHIBIT 4.3



                     LOCKUP, STANDSTILL AND VOTING AGREEMENT


      LOCKUP, STANDSTILL AND VOTING AGREEMENT (this "AGREEMENT"), dated as of December 15, 2000, by and among NATIONAL AUTO CREDIT, INC. ("NAC"), a Delaware corporation, and (each of the following, a "SHAREHOLDER," and all of the following together, collectively, the "SHAREHOLDERS"): Ernest C. Garcia, II; Verde Reinsurance Company, Ltd., a Nevis Island corporation; Ernie Garcia III 2000 Trust; Brian Garcia 2000 Trust; Ray Fidel; Steven Johnson; Mark Sauder; EJMS Investors Limited Partnership, an Arizona limited partnership; Colin Bachinsky; Chris Rompalo; Donna Clawson; Mary Reiner; and Kathy Chacon.

                                    RECITALS:

      WHEREAS, concurrently with the execution of this Agreement, NAC, ZLT Acquisition Corp. ("ZLT"), a Delaware corporation wholly owned by NAC, ZoomLot Corporation ("ZOOMLOT"), a Delaware corporation, and the Shareholders have entered into a certain Merger Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), dated as of even date herewith, pursuant to which the parties have agreed, upon the terms and subject to the conditions set forth therein, to merge ZoomLot into ZLT (the "MERGER");

      WHEREAS, the Merger Agreement contemplates that each share of the common stock of ZoomLot shall be converted into or otherwise become shares of NAC Capital Stock (as hereinafter defined) such that, following the Merger, each Shareholder will be a shareholder of NAC;

      WHEREAS, Shareholders have represented that they currently Beneficially Own (as hereinafter defined), in the aggregate, approximately 400,000 shares of the common stock (the "COMMON STOCK"), $.05 par value, of NAC, as more particularly set forth on Exhibit G to the Merger Agreement;

         WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement, the Shareholder Group (as hereinafter defined) will Beneficially Own collectively approximately 18.9% of the Common Stock issued and outstanding immediately after such closing; and

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, NAC has required each Shareholder to agree, and each Shareholder has agreed, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      SECTION 1. - CERTAIN DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, capitalized terms defined in the Merger Agreement and used but not defined in this Agreement have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

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          (a) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); PROVIDED, HOWEVER, that notwithstanding paragraph (d) of Rule 13d-3, for purposes hereof a Shareholder shall not be deemed to "beneficially own" shares of any class or series of NAC Capital Stock having voting rights until such time as such Shareholder actually acquires such shares or acquires the right to vote such shares.

          (b) "CAPITAL STOCK" means any class or series of the capital stock of NAC, whether voting or non-voting.

          (c) "COLLATERAL NAC SECURITIES" means, collectively, (i) any shares of Common Stock or other securities of NAC issued by NAC as a dividend or other distribution on account of any Capital Stock issued to any Shareholder in connection with or as part of the Merger, (ii) any shares of Common Stock or other securities of NAC issued by NAC upon the exercise, conversion, or exchange of any such Capital Stock, and (iii) any shares of Common Stock or other securities of NAC issued by NAC in full or partial consideration of the price payable by NAC upon the redemption (whether at the option of NAC or the holder of the respective security) of any such Capital Stock.

          (d) "FAMILY MEMBER" of any Shareholder means (i) the spouse of such Shareholder, (ii) each child and grandchild of such Shareholder or of the spouse of such Shareholder, (iii) each parent of such Shareholder, (iv) each sibling of such Shareholder, (v) each mother-, father-, sister- and brother-in-law of such Shareholder and (vi) each trust or similar arrangement under or pursuant to which such Shareholder or any other individuals referred to in the preceding clauses (i) through (v) is a trustee (or similar official) or a direct or indirect beneficiary.

          (e) "LOCKUP PERIOD" shall have the meaning set forth in Section 7(a) below.

          (f) "NAC VOTING SHARES" means shares of the Common Stock and any other class or series of NAC Capital Stock having voting rights.

          (g) "PERSON" means any individual, corporation, partnership (limited or general), limited liability company, trust, joint venture or other entity.

          (h) "PRE-OWNED NAC SHARES" of any Shareholder mean the shares of Common Stock owned by such Shareholder as of the date of this Agreement as reflected in Exhibit G to the Merger Agreement.

          (i) "SHAREHOLDER GROUP" means the Shareholders, together with their respective affiliates (i.e., a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Shareholder.) and associates (as such term is defined in Rule 14a-1(a) under the Exchange Act) and any other Person with whom any of them acts as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of, or voting or otherwise granting any consent or approval with respect to the votes or similar rights attendant to, any securities of NAC. For the purposes of the foregoing, all Family Members of any Shareholder shall be deemed to be members of the Shareholder Group.


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          (j) As used herein, the term "VOTE" shall also include the giving of written consents or written approvals.

          (k) "VOTING PERIOD" shall have the meaning set forth in Section 5(a) below.

      SECTION 2. - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder, with respect to such Shareholder only, represents and warrants to NAC as follows:

          (a) OWNERSHIP OF SHARES. Such Shareholder is the sole record and Beneficial Owner of the number of shares of the common stock of ZoomLot (the "ZOOMLOT SHARES") set forth in the column opposite his/her/its name on Exhibit G to the Merger Agreement. There are no outstanding options or other rights to acquire from such Shareholder, or obligations of such Shareholder to sell or to acquire, any of the ZoomLot Shares except pursuant to the Merger Agreement. Except as disclosed in SCHEDULE 2(a) to this Agreement, with respect to all of such Shareholder's ZoomLot Shares and all shares of the Common Stock Beneficially Owned by such Shareholder prior to the date hereof such Shareholder has, and with respect to any and all NAC Capital Stock to be acquired in the Merger such Shareholder will have, sole voting power and sole power to issue instructions with respect to the matters herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject, however, to applicable securities laws and the terms of the Merger Agreement and this Agreement.

          (b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) NO CONFLICTS. Except for filings under Sections 13(d) and 16 of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority (a "GOVERNMENTAL ENTITY") is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated by this Agreement or compliance by such Shareholder with any of the provisions, terms and conditions of this Agreement shall (i) conflict with or result in any breach of any organizational documents applicable to such Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of his/her/its properties or assets may


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be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

          (d) NO ENCUMBRANCE. Except as expressly permitted by this Agreement, the ZoomLot Shares are now, and at all times during the term of this Agreement all of the NAC Capital Stock and all Collateral NAC Securities owned or held by such Shareholder will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements, or any other rights whatsoever ("ENCUMBRANCES"), except for any such Encumbrances arising hereunder.

          (e) NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder.

          (f) RELIANCE BY NAC. Such Shareholder understands and acknowledges that NAC is entering into the Merger Agreement in reliance upon such Shareholder's execution, delivery and performance of this Agreement.

      SECTION 3. - DISCLOSURE. Each Shareholder agrees to permit NAC to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission (the "SEC"), and any press release or other disclosure document that NAC, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, such Shareholder's identity and ownership of NAC Common Stock (and, if applicable, Capital Stock and Collateral NAC Securities) and the nature of Shareholder's commitments, arrangements and understandings under this Agreement.

      SECTION 4. - DIRECTORS AND OFFICERS. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Shareholder from acting in the capacity as a director or officer of ZoomLot or NAC (it being understood that this Agreement shall apply to a Shareholder solely in such Shareholder's capacity as a shareholder of ZoomLot prior to the Merger and of NAC thereafter).

      SECTION 5. - VOTING AGREEMENT

          (a) As used herein, the term "VOTING PERIOD" shall mean each period commencing at such time as the Shareholder Group Beneficially Owns NAC Voting Shares that, if voted, would be able to be exercised with respect to a number of votes in excess of 15% of the total number of votes that could then be cast by the holders of all of the NAC Voting Shares then issued and outstanding on any manner with respect to which NAC Voting Shares may then be voted (regardless of whether such percentage ownership is the consequence of any acquisition or other action taken by or on behalf of any member of the Shareholder Group, any action taken by NAC (such as, by way of example only, a repurchase, redemption or cancellation of other shares of NAC Voting Shares) or any other situation or circumstance) and continuing until such time as the Shareholder Group Beneficially Owns NAC Voting Shares that, if voted, would not be able to be exercised with respect to a number of votes equal to at least 8% of the total number of votes that could then be cast by the holders of all of the NAC Voting Shares then issued and outstanding on any manner with respect to which NAC Voting Shares may then be voted. In the event, following


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the termination of a Voting Period on account of the Shareholder Group
Beneficially Owning NAC Voting Shares that, if voted, would be able to be exercised with respect to a number of votes equal to less than 15% of the total number of votes that could then be cast by the holders of all of the NAC Voting Shares then issued and outstanding on any manner with respect to which NAC Voting Shares may then be voted, the Shareholder Group shall again Beneficially Own NAC Voting Shares that, if voted, would be able to be exercised with respect to a number of votes equal to in excess of 15% of the total number of votes that could then be cast by the holders of all of the NAC Voting Shares then issued and outstanding on any manner with respect to which NAC Voting Shares may then be voted, a new Voting Period will commence.

          (b) During each Voting Period, unless the requirements of this clause
(b) have been waived by NAC pursuant to a resolution adopted by the Board of Directors of NAC, each Shareholder shall promptly and timely, (I) on each and every matter that is submitted to the shareholders of NAC for their vote and with respect to which the NAC Voting Shares then owned by such Shareholder or with respect to which such Shareholder has voting power may be voted, or the votes attendant to such Shares may be exercised, vote all such NAC Voting Shares, or exercise such votes, in the same proportions in which all other NAC Voting Shares voted on such matter are voted (without taking into consideration, in determining such proportions, any NAC Voting Shares that are not voted or with respect a "non-vote" or abstention is exercised or registered) and (II) on each and every matter that is submitted to the shareholders of NAC for their consent or approval and with respect to which such Shareholder may grant any right of consent or approval attendant to the NAC Voting Shares then owned by such Shareholder or with respect to which such Shareholder has voting power, exercise such right of consent or approval in the same proportions in which the right of consent or approval attendant to all other NAC Voting Shares is granted or denied. Notwithstanding anything contained in the foregoing to the contrary, at such time as the holders of shares of NAC's outstanding Series B Preferred Stock are not entitled to elect at least one member to NAC's Board of Directors, a Shareholder shall be entitled to vote all of the NAC Voting Shares then owned by such Shareholder or with respect to which such Shareholder has voting power, or otherwise exercise any consent or approval attendant to such Shares, in favor of the election to NAC's Board of Directors of any nominee selected by the Shareholders' Representative as contemplated by Section 1.10 of the Merger Agreement.

          (c) All determinations concerning the Beneficial Ownership percentage of the Shareholder Group, including the determination of whether a shareholder is a member of the Shareholder Group, shall be made by NAC's Board of Directors in its reasonable discretion. Any director who was nominated by the Shareholders or the Shareholders' Representative pursuant to the Merger Agreement shall not participate in the discussion or decision with respect to such determination.

          (d) In order more fully to assure the performance by each Shareholder of his/her/its obligations under the foregoing provisions of this Section 5, each Shareholder hereby irrevocably constitutes and appoints James McNamara and _______________, or either of them and each of them individually, as such Shareholder's true and lawful attorney-in-fact and agent (with full power of substitution and resubstitution), to act for and in the name, place and stead of such Shareholder, in any and all capacities, to perform such Shareholder's obligations under this Agreement in the event that such Shareholder shall fail to perform such obligations him-, her- or itself.


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          (e) Notwithstanding anything contained herein to the contrary, in the event the Reading Settlement is terminated, other than pursuant to Section 10(b)(i) thereof on account of the Stockholders (as defined in the Reading Settlement) collectively owning, directly or indirectly, beneficially or of record, together with all Affiliates (as defined in the Reading Settlement) of such Stockholders, in the aggregate, less than 10% of NAC's then issued and outstanding Company Voting Stock (as defined in the Reading Settlement), the restrictions in the foregoing provisions of this Section 5 shall terminate and no longer be binding upon any of the parties hereto.

      SECTION 6. - STANDSTILL AGREEMENT

          (a) STANDSTILL. At all times from and after the date hereof, and until June 30, 2003, except with the approval or consent of the Board of Directors of NAC as evidenced by a resolution duly adopted by such Board, each Shareholder shall not, and shall not permit any entity controlled by such Shareholder to, in any manner, directly or indirectly:

              (i) acquire, or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial interest in the NAC Capital Stock, or any securities convertible into or exchangeable for, or any other right to acquire NAC Capital Stock (except by way of (A) stock dividends or other distributions made on a pro rata basis with respect to NAC Merger Shares acquired by such Shareholder as a result of the Merger Agreement or such Shareholders' Pre-Owned Shares, (B) the issuance of securities upon the conversion or exchange of such NAC Merger Shares or (C) the issuance of securities in full or partial payment for any price payable by NAC upon the redemption of such NAC Merger Shares) if, immediately following such acquisition, the members of the Shareholder Group would Beneficially Own, in the aggregate, more than 45% (the "STANDSTILL PERCENTAGE") of the then outstanding Common Stock (it being agreed and understood that, for purposes of determining whether the Shareholder Group would Beneficially Own in the aggregate more than the Standstill Percentage of the then outstanding Common Stock, (I) each Shareholder shall, for each share of Series C Preferred Stock that is Beneficially Owned by such Shareholder and that is not, by it terms, convertible into shares of Common Stock, be deemed to own ten (10) shares of Common Stock (which number shall be subject to adjustment on account of any stock split, reorganization or recapitalizations) and (II) in addition to such other shares of Common Stock as are then outstanding, there shall be deemed to be outstanding a number of shares of Common Stock equal to the product of (A) the number of shares of Series C Preferred Stock then outstanding times (B) ten (10) (which number shall be subject to adjustment on account of any stock split, reorganization or recapitalizations)); provided, that if NAC repurchases or recapitalizes any of its shares and such repurchases or recapitalization result in the members of the Shareholder Group owning more than the Standstill Percentage at the effective time of such repurchase or recapitalization, no member of the Shareholder Group shall be obligated to divest him-, her- or itself of shares of NAC Capital Stock to meet the Standstill Percentage, but no member of the Shareholder Group shall (except by way of (A) stock dividends or other distributions made on a pro rata basis with respect to NAC Merger Shares acquired by such Shareholder as a result of the Merger Agreement or such Shareholders' Pre-Owned Shares, (B) the issuance of securities upon the


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          conversion or exchange of such NAC Merger Shares or (C) the issuance of securities in full or partial payment for any price payable by NAC upon the redemption of such NAC Merger Shares) acquire any additional shares of NAC Capital Stock unless such acquisition would otherwise be permitted under this Section 6;

              (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents with respect to securities of NAC with regard to any matter;

              (iii) seek to advise, encourage or influence any Person with respect to the voting of any securities of NAC, or induce, attempt to induce or in any manner assist any other Person in initiating any stockholder proposal or tender or exchange offer for securities of NAC or any change of control of NAC, or for the purpose of convening a stockholders' meeting of NAC; provided, that (A) any Shareholder may tender in any such tender or exchange offer and (B) no presentation before or other communication with the Board of Directors of NAC shall be deemed to constitute a violation of the foregoing restriction or prohibition;

              (iv) acquire or agree to acquire, by purchase or otherwise, more than 5% of any class of equity securities of any entity that, prior to the time such Shareholder acquires more than 5% of such class, is publicly disclosed (by filing with the Securities and Exchange Commission or otherwise), or is otherwise known to such Shareholder, to be the beneficial owner of more than 5% of the outstanding NAC Capital Stock or any class or series thereof;

              (v) make any public announcement regarding any possibility, intention, plan or arrangement relating to a tender or exchange offer for securities of NAC or a business combination (or other similar transaction that would result in a change of control), sale of assets, liquidation or other extraordinary corporate transaction between such Shareholder and NAC, or take any action that could reasonably be expected to require NAC to make a public announcement regarding any of the foregoing;

              (vi) deposit any securities of NAC in a voting trust or subject any securities of NAC to any arrangement or agreement with respect to the voting of securities of NAC, other than as provided in this Agreement; or

              (vii) form, join or in any way participate in a partnership, limited partnership, syndicate or other group (or otherwise act in concert with any other Person, except as a member of the Shareholder Group), for the purpose of (A) acquiring, holding or voting of securities of NAC (other than pursuant to the Merger Agreement), or
          (B) taking any other actions restricted or prohibited under clauses
          (i) through (vi) of this Section 6(a), or announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vi) of this Section 6(a).


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      (b) PERMITTED TRANSACTIONS.

              (i) The restrictions contained in Section 6(a) of this Agreement shall immediately and automatically be suspended upon the occurrence and during the continuation of any of the following events and/or the completion of any competing proposal of a shareholder, unless the relevant event occurs with the consent or approval of NAC's Board of Directors: (i) the filing with the SEC of a Schedule 13D (or any successor filing) by any Person or group outside the Shareholder Group indicating that such Person or group has acquired more than 15% of the outstanding shares of Common Stock, which Schedule 13D expresses the filing party's intention to assume control of NAC, whether by tender offer, merger, proxy contest or otherwise; (ii) the commencement of a tender offer by any Person or group outside the Shareholder Group to acquire 15% or more of the outstanding shares of Common Stock; (iii) the solicitation of proxies by any Person (other than NAC or a member of the Shareholder Group) to which Rules 14a-3 to 14a-15 under the Exchange Act (or any successor rules) applies that is intended to effect a change in the majority of members of NAC's Board of Directors or .

              (ii) Section 6(a) hereof shall not prohibit transfers between members of the Shareholder Group or to their affiliates or Family Members, provided that each such transferee who has not previously executed this Agreement shall have agreed in writing, in form and substance reasonably acceptable to NAC and delivered to NAC, to be bound hereby.

              (iii) Notwithstanding anything contained herein to the contrary, in the event the Reading Settlement is terminated, other than pursuant to Section 10(b)(i) thereof on account of the Stockholders (as defined in the Reading Settlement) collectively owning, directly or indirectly, beneficially or of record, together with all Affiliates (as defined in the Reading Settlement) of such Stockholders, in the aggregate, less than 10% of NAC's then issued and outstanding Company Voting Stock (as defined in the Reading Settlement), the restriction contained in Section 6(a) shall terminate and no longer be binding upon any of the parties hereto.

      SECTION 7. - LOCKUP AGREEMENT.

          (a) DEFINITION OF LOCKUP. As used herein, the term "LOCKUP" shall mean the agreement of Shareholder not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any NAC Capital Stock without the prior written consent of NAC, from the date hereof and extending for such period of time (the "LOCKUP PERIOD") as set forth herein.

          (b) FORFEITABLE SHARE LOCKUP PERIOD. The Forfeitable Shares Beneficially Owned or to be Beneficially Owned by any Shareholder (and all Collateral NAC Securities (i) issued by NAC as a dividend or other distribution on account of any Forfeitable Shares, (ii) issued by NAC upon the exercise, conversion or exchange of any Forfeitable Shares or


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(iii) issued by NAC in full or partial consideration of the price payable by NAC upon the redemption (whether at the option of NAC or the holder of the respective security) of any Forfeitable Shares) shall be subject to Lockup until September 30, 2004.

          (c) NON-FORFEITABLE SHARE LOCKUP PERIOD.

               (i) The Nonforfeitable Shares (and all Collateral NAC Securities
          (i) issued by NAC as a dividend or other distribution on account of any Nonforfeitable Shares, (ii) issued by NAC upon the exercise, conversion or exchange of any Nonforfeitable Shares or (iii) issued by NAC in full or partial consideration of the price payable by NAC upon the redemption (whether at the option of NAC or the holder of the respective security) of any Nonforfeitable Shares) received or to be received by any Shareholder shall be subject to Lockup until June 30, 2002.

               (ii) Thereafter, one-half (1/2) of the Nonforfeitable Shares
          (and one-half (1/2) of all Collateral NAC Securities (i) issued by NAC as a dividend or other distribution on account of any Nonforfeitable Shares, (ii) issued by NAC upon the exercise, conversion or exchange of any Nonforfeitable Shares or (iii) issued by NAC in full or partial consideration of the price payable by NAC upon the redemption (whether at the option of NAC or the holder of the respective security) of any Nonforfeitable Shares) shall be released from Lockup, and one-half (1/2) of the Nonforfeitable Shares (and one-half (1/2) of all Collateral NAC Securities (i) issued by NAC as a dividend or other distribution on account of any Nonforfeitable Shares, (ii) issued by NAC upon the exercise, conversion or exchange of any Nonforfeitable Shares or (iii) issued by NAC in full or partial consideration of the price payable by NAC upon the redemption (whether at the option of NAC or the holder of the respective security) of any Nonforfeitable Shares) shall continue to be subject to Lockup until December 31, 2002.

          (d) RESTRICTIONS ON EXERCISE OF CERTAIN RIGHTS DURING THE STANDSTILL PERIOD. For so long as any security issued by NAC is subject to Lockup pursuant to this Section 7, the holder thereof shall not exercise any right (i) to convert such security into any other security or securities of NAC other than shares of Common Stock or (ii) to require or cause NAC to redeem such security.

          (e) ADDITIONAL LOCKUP AGREEMENT. If an underwriter managing an underwritten offering of NAC's securities in connection with the registration of shares of NAC Capital Stock requires the officers or directors of NAC to enter into a lockup agreement (an "INSIDER LOCKUP AGREEMENT"), each Shareholder also agrees to execute and deliver to such underwriter an additional lockup agreement, in substantially the same form and upon substantially same terms as the Insider Lockup Agreement, not to exceed the time limitations set forth in
Section 2.2 (b) of the Registration Rights Agreement.

      SECTION 8. - PROXIES. Each Shareholder represents that any proxies given by such Shareholder prior to this Agreement regarding the ZoomLot Shares are not irrevocable, and that


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any such proxies have been revoked. Each Shareholder covenants that he/she/it shall not give a proxy or otherwise transfer any voting or similar rights with respect to any NAC Voting Shares to any Person during the term of this Agreement, except as expressly permitted by this Agreement. Notwithstanding the foregoing, a Shareholder may give a proxy to the person(s) designated by NAC's Board of Directors in connection with a proxy solicitation by NAC's Board of Directors or to the Shareholder Representative, provided that, pursuant to such proxy, the holder of such proxy is directed, during any Voting Period, is designated to be voted or exercised in accordance with Section 6 above. Any proxy granted or issued by any Shareholder in violation of the foregoing provisions of this Section 9 shall be null and void and of no force or effect.

      SECTION 9. - LEGEND/STOP TRANSFER.

          (a) Any certificate evidencing NAC Voting Shares or any Collateral NAC Securities issued at any time, including the certificates issued to the Shareholders representing the NAC Merger Shares, shall (in addition to such other legend(s) as may be required under the Merger Agreement of by law) have the following legend written, printed or stamped upon the face thereof:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF A LOCKUP, STANDSTILL AND VOTING AGREEMENT, DATED AS OF DECEMBER 15, 2000, AMONG NATIONAL AUTO CREDIT, INC. AND CERTAIN SHAREHOLDERS, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICES OF NATIONAL AUTO CREDIT, INC. SUCH AGREEMENT, AMONG OTHER THINGS, MAY RESTRICT THE TRANSFER AND VOTING RIGHTS OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED, ENCUMBERED OR DISPOSED OF, EXCEPT AS EXPRESSLY PROVIDED IN SUCH AGREEMENT. STOP TRANSFER INSTRUCTIONS HAVE BEEN PLACED AGAINST THE SECURITIES AND THE CERTIFICATES EVIDENCING THE SECURITIES TO RESTRICT THEIR TRANSFER, EXCEPT AS PERMITTED UNDER SUCH AGREEMENT.

          (b) Each Shareholder consents to the placing of stop transfer instructions against such Shareholder's NAC Voting Shares and NAC Collateral Securities and the certificates evidencing the NAC Voting Shares and NAC Collateral Securities to restrict their transfer except as permitted under this Agreement.

      SECTION 10. - TERMINATION. This Agreement shall terminate on December 31, 2007; provided that certain provisions hereof, or the effect thereof, may terminate prior thereto in accordance with the terms of this Agreement.

SECTION 11.  -    MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement (together with the Merger Agreement and any other agreements, documents or instruments referred to herein or therein) constitutes the entire agreement with respect to the subject matter hereof and thereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the parties, or any of them, with respect to such subject matter.

          (b) SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of NAC and the Shareholders' Representative, and any effort to make any assignment in violation of the foregoing shall be null and void and of no force or effect. This Agreement shall be binding upon and enforceable against each party and each party's respective heirs, beneficiaries, executors, representatives, successors and assigns and shall inure to the benefit of and be enforceable by each party and each party's respective heirs, beneficiaries, executors, representatives, successors and permitted assigns.

          (c) AMENDMENT AND MODIFICATION. This Agreement may not be amended, altered, supplemented or otherwise modified except as provided in a written agreement executed and delivered by the parties hereto; provided, however, that any amendment, alteration, supplement or other modification signed by the Shareholders' Representative shall be binding upon each and all of the Shareholders with the same force and effect as if the same had been signed by each of the Shareholders.

          (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand (with written confirmation of receipt) or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that any notice of change of address or facsimile number shall be effective only upon the receipt thereof:

           If to National Auto Credit to:

                           National Auto Credit, Inc.
                           30000 Aurora Road
                           Solon, Ohio 44139
                           Attn: Chief Executive Officer
                           FAX: ________________


            with a copy to:

                           Parker Duryee Rosoff & Haft
                           529 Fifth Ave., 8th Fl.
                           New York, NY 10017
                           Attn: Herbert F. Kozlov, Esq.
                           FAX: 212-972-9487


           If to the Shareholders
           (or any of them):

                           Ernest C. Garcia, II
                           Verde Capital Partners, LLC
                           2525 East Camelback, Suite 1150
                           Phoenix, AZ 85016

                           FAX: 602-667-2484


           with a copy to:

                           Snell & Wilmer, L.L.P.
                           One Arizona Center
                           Phoenix, AZ  85004
                           Attn:  Steven D. Pidgeon
                           FAX: 602-382-6070

          (e) SEVERABILITY. Any term or provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (f) SPECIFIC PERFORMANCE. Each of the Shareholders recognizes and acknowledges that a breach by him/her/it of any of the covenants and agreements contained in this Agreement will cause NAC to sustain damages for which it would not have an adequate remedy at law for monetary damages, and therefore, each Shareholder agrees that, in the event of any such breach or threatened breach, NAC shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without being required to post any bond or provide any other surety or undertaking, in addition to any other remedy to which it may be entitled, at law or in equity.

          (g) NO WAIVER. No provision hereof may be waived, in whole or in part, except as provided in a written agreement executed and delivered by the parties hereto; provided, however, that any waiver signed by the Shareholders' Representative shall be binding upon each and all of the Shareholders with the same force and effect as if the same had been signed by each of the Shareholders. No waiver of any breach or default hereunder shall be considered valid unless in writing. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, will not constitute a waiver by such party of his/her/its right to exercise any such or other right, power or remedy or to demand such compliance.

          (h) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          (i) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflict of law thereof.

          (j) INTERPRETATION. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Sections and Paragraphs refer to sections and paragraphs of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. This Agreement is the product of mutual negotiation; and no party shall be deemed the draftsperson hereof or of any portion or provision hereof.

          (k) EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses (subject, however, to clause (l) below).

          (l) INDEMNIFICATION. Each Shareholder shall indemnify and hold harmless NAC from and against, and shall reimburse NAC for, any and all damages, charges, claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and other costs of collection or enforcement) resulting from or occasioned by any breach by such Shareholder of any of his/her/its representations, warranties, covenants and other agreements set forth in this Agreement.

          (m) FURTHER ASSURANCES. From time to time, at any other party's request and without further consideration, each party shall execute and deliver any additional documents and take any further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. No Shareholder shall take any action inconsistent with the purposes and provisions of this Agreement.

          (n) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, NAC and the Shareholders have caused this Agreement to be duly executed as of the day and year first written above.


                                       NATIONAL AUTO CREDIT, INC., a Delaware
                                       corporation


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



                                            ------------------------------------
                                            ERNEST C. GARCIA, II

                                VOTING AGREEMENT

                                 SIGNATURE PAGE



                                       VERDE REINSURANCE COMPANY, LTD., a Nevis
                                       Island corporation


                                       By:
                                          --------------------------------------
                                          Name: Ernest C. Garcia, II
                                          Title: Managing Director



                                       ERNIE GARCIA III 2000 TRUST


                                       By:
                                          --------------------------------------
                                          Name: Steven P. Johnson
                                          Title:  Trustee



                                       BRIAN GARCIA 2000 TRUST


                                       By:
                                          --------------------------------------
                                          Name: Steven P. Johnson
                                          Title:  Trustee



                                          --------------------------------------
                                          RAY FIDEL


                                          --------------------------------------
                                          STEVEN P. JOHNSON


                                          --------------------------------------
                                          MARK SAUDER



                                       EJMS INVESTORS LIMITED PARTNERSHIP,
                                       an Arizona limited partnership
                                            By: SMJE Investors,  LLC, an Arizona
                                                limited liability company, the
                                                General Partner


                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                VOTING AGREEMENT

                                 SIGNATURE PAGE






                                       -----------------------------------------
                                       COLIN BACHINSKY



                                       -----------------------------------------
                                       CHRIS ROMPALO



                                       -----------------------------------------
                                       DONNA CLAWSON



                                       -----------------------------------------
                                       MARY REINER



                                       -----------------------------------------
                                       KATHY CHACON

                                  SCHEDULE 2(a)

                      SHARED VOTING POWER AND OTHER POWERS



None